Exhibit 99.1

CONTACT: Nelson F. Isabel

Vice-President, Investor Relations

& Corporate Communications

(905) 286-3000

For Immediate Release:

BIOVAIL REPORTS SECOND-QUARTER 2010 FINANCIAL RESULTS

Company Records Total Revenues of $239 Million, Up 23% vs. Q2/09;
GAAP EPS of $0.21; EPS Excluding Specific Items of $0.34;

Cash EPS Excluding Specific Items of $0.60;

Cash Flow from Operations of $109 Million

TORONTO, Canada, August 5, 2010 — Biovail Corporation (NYSE/TSX: BVF) today announced financial results for the three-month and six-month periods ended June 30, 2010. To the extent that this news release contains forward-looking statements, investors are cautioned that these are based on the Company’s current views, and actual outcomes are not certain. For more information, see the note on forward-looking information following the conference call details in this news release.

“I am pleased by the strong financial performance in the second quarter of 2010, and the continuation of the positive momentum we’ve seen over the past two years,” said Biovail Chief Executive Officer Bill Wells. “Going forward, I am particularly enthusiastic about our proposed merger with Valeant Pharmaceuticals International, which will create a leading specialty pharmaceuticals company with large cash flows and exciting growth prospects.”

Financial Results

Total revenues for the three months ended June 30, 2010 were $238.8 million, compared with $193.5 million for the second quarter of 2009, an increase of 23%. Total revenues for the six months ended June 30, 2010 were $458.4 million, compared with $366.9 million for the first six months of 2009. Second-quarter 2010 net income, in accordance with United States Generally Accepted Accounting Principles (GAAP), was $34.0 million compared with $24.1 million for the corresponding 2009 period, an increase of

41%. Net income for the first half of 2010 was $30.8 million, compared with $63.1 million in the same period a year earlier. On a per-share basis, Biovail recorded GAAP diluted earnings per share (EPS) of $0.21 for the second quarter of 2010, compared with $0.15 for the second quarter of 2009, an increase of 40%. In the first half of 2010, GAAP EPS were $0.19, compared with EPS of $0.40 for the first half of 2009.

Specific Items Affecting Operations

The following table displays specific items that affected results in the second quarter and first half of 2010 and 2009, respectively, and the impact of each individual item on diluted EPS.

	Three Months Ended June 30				Six Months Ended June 30
	2010		2009		2010		2009
		Diluted EPS		Diluted EPS		Diluted EPS		Diluted EPS
[$ in 000s, except per share data; Income (Expense)]	Amount	Impact	Amount	Impact	Amount	Impact	Amount	Impact
IPR&D(1)	$(10,242)	$(0.06)	$(30,414)	$(0.19)	$(61,245)	$(0.38)	$(30,414)	$(0.19)
Acquisition-related costs	(7,577)	(0.05)	(5,596)	(0.04)	(7,577)	(0.05)	(5,596)	(0.04)
Restructuring costs	(2,881)	(0.02)	(11,367)	(0.07)	(3,494)	(0.02)	(12,715)	(0.08)
SEC/OSC independent consultant and related costs(2)	(150)	—	(1,546)	(0.01)	(781)	—	(2,973)	(0.02)
Impairment losses on debt securities	(392)	—	(1,617)	(0.01)	(547)	—	(4,324)	(0.03)
Gain on auction rate security settlement	—	—	22,000	0.14	—	—	22,000	0.14
Proxy contest costs(2)	—	—	(629)	—	—	—	(629)	—
Write-down of deferred financing costs(3)	—	—	(537)	—	—	—	(537)	—
Legal settlements	—	—	—	—	—	—	(241)	—
Gain on disposal of investments	—	—	344	—	—	—	338	—
Total	$(21,242)	$(0.13)	$(29,362)	$(0.19)	$(73,644)	$(0.46)	$(35,091)	$(0.22)

(1) Included in research and development expenses.

(2) Included in selling, general and administrative expenses.

(3) Included in interest expense.

In the second quarter of 2010, Biovail’s financial performance was affected by a number of items that, in aggregate, negatively impacted net income by $21.2 million and EPS by $0.13. These include $10.2 million (including transaction costs) of in-process research and development (IPR&D) expenses related to the license of istradefylline from Kyowa Hakko Kirin Co., Ltd. (“Kyowa”); $7.6 million in acquisition-related costs, including banking, legal, accounting and other transaction costs, directly related to the proposed merger with Valeant Pharmaceuticals International (“Valeant”); and $2.9 million in restructuring costs, primarily related to employee termination costs as a result of the sale of Biovail’s Contract Research Division (“CRD”) to Lambda Therapeutic Research Inc. (“Lambda”). Accordingly, EPS Excluding Specific Items was $0.34 in the second quarter of 2010.

In the second quarter of 2009, Biovail’s financial performance was affected by a number of items that, in aggregate, negatively impacted net income by $29.4 million and EPS by $0.19. These include $30.4 million (including transaction costs) related to the collaboration agreement with ACADIA Pharmaceuticals, Inc. (ACADIA) for pimavanserin; $11.4 million in restructuring costs, primarily related to the Company’s manufacturing facilities in Puerto Rico and its research-and-development site in Mississauga; $5.6 million in transaction costs associated with the acquisition of the worldwide development and commercialization rights to tetrabenazine in June 2009; and $1.5 million in respect of independent consultant costs. Partially offsetting these items were proceeds of $22.0 million in respect of the settlement of arbitration proceedings related to Biovail’s investment in auction rate securities. Accordingly, EPS Excluding Specific Items was $0.34 in the second quarter of 2009. For more information concerning EPS Excluding Specific Items, please refer below to “Use of Non-GAAP Financial Measures”.

Balance Sheet & Cash Flow

At June 30, 2010, Biovail had cash and cash equivalents of $176.6 million. The Company had $350 million in Convertible Notes outstanding, a $17.5-million obligation related to the tetrabenazine acquisition, and no outstanding borrowings under its committed $410-million revolving credit facility.

Cash flow from operations was $108.9 million in the second quarter of 2010, compared with $97.1 million in the second quarter of 2009. Cash flow from operations before changes in operating assets and liabilities was $86.7 million ($94.2 million excluding acquisition-related costs associated with the Valeant merger) in the second quarter of 2010 and $94.1 million in the prior-year period.

Net capital expenditures in the second quarter of 2010 amounted to $2.9 million, compared with $0.8 million in the prior-year period. The increase reflects costs incurred at Biovail’s Steinbach manufacturing facility in connection with the transfer of certain manufacturing and packaging processes from the Company’s Puerto Rico manufacturing facilities. In 2010, Biovail anticipates capital expenditures to not exceed $10 million.

Proposed Merger with Valeant Pharmaceuticals International

On June 20, 2010, the boards of directors of Biovail and Valeant Pharmaceuticals International unanimously approved an Agreement and Plan of Merger under which the two companies would merge to create a combined company. Upon the completion of the merger, which is expected to occur before the end of 2010, Biovail shareholders will own approximately 50.5 percent and Valeant stockholders will own approximately 49.5 percent of the shares of the combined company, each on a fully diluted basis.

The merger is subject to approval by Biovail shareholders and Valeant stockholders and the satisfaction or waiver of customary closing conditions and regulatory approvals. On July 22, 2010, the Federal Trade Commission announced the grant of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, with respect to the proposed merger contemplated by the merger agreement. For more information, please see news release “Valeant and Biovail Agree to Merge” issued June 21, 2010.

U.S. Healthcare Reform

U.S. healthcare reform legislation, enacted in March 2010, contains several provisions that may impact Biovail. Although many provisions of the new legislation do not take effect immediately, several provisions became effective in the first half of 2010, including an increase in the minimum Medicaid rebate to states participating in the Medicaid program from 15.1% to 23.1% on branded prescription drugs. Other requirements of the new legislation will begin in 2011, including a new fee to be assessed on manufacturers and importers that sell branded prescription drugs to specified U.S. government programs, including Medicare and Medicaid.

Given the significant uncertainty that currently exists with respect to the legislation, Biovail has made several estimates with regard to important assumptions relevant to determining the financial impact of this legislation on its business. Based on these estimates and assumptions, this new legislation did not have a material impact on the Company’s financial condition or results of operations in the second quarter or first half of 2010.

Sale of Non-Core Assets

On April 30, 2010, Biovail entered into an asset purchase agreement to sell its contract research division (“CRD”) to Lambda Therapeutic Research Inc. CRD was no longer considered a core asset as a result of the Company’s transition to its specialty central nervous system (“CNS”) strategy. On July 23, 2010, the Company completed the sale of CRD for net cash proceeds of approximately $6.0 million.

With the sale of CRD, Biovail has realized its target of over $70 million in total gross proceeds from the divestiture and monetization of non-core assets.

Second-Quarter 2010 Financial Performance

The following table summarizes Biovail’s product revenue performance in the second quarter and first half of 2010, compared with the corresponding periods in 2009:

($000s)	Q2/10 Revenues	Q2/09 Revenues	Change (%)	H1/10 Revenues	H1/09 Revenues	Change (%)
Wellbutrin XL®	53,984	37,135	45	103,774	57,255	81
Xenazine®	20,216	11,048	83	36,326	17,731	105
Aplenzin®	2,099	1,670	26	6,140	5,491	12
Zovirax®	41,418	36,278	14	80,392	69,189	16
Ultram® ER	6,859	16,584	(59)	14,788	37,180	(60)
Biovail Pharmaceuticals Canada	27,876	18,219	53	51,223	33,527	53
Cardizem® LA	5,388	8,875	(39)	13,037	17,062	(24)
Legacy Products	46,457	40,567	15	89,005	81,146	10
Generics	26,096	17,154	52	47,169	34,025	39
Glumetza® (US)	852	186	358	1,424	503	183
Total Product Revenues	231,245	187,716	23	443,278	353,109	26

Product revenues for the second quarter of 2010 were $231.2 million, compared with $187.7 million in the second quarter of 2009, an increase of 23% that reflects higher revenues from Wellbutrin XL®, Biovail Pharmaceuticals Canada (BPC), tetrabenazine products, the Zovirax® line, the Company’s generics portfolio and Legacy products. Partially offsetting factors include lower revenues from Ultram® ER as a result of the introduction of generic competition to the 100mg and 200mg dosage strengths in the fourth quarter of 2009 and from Cardizem® LA as a result of the introduction of generic competition in March 2010. Product revenues for the six months ended June 30, 2010 were $443.3 million compared with $353.1 million for the six months ended June 30, 2009.

Product revenues for Wellbutrin XL® were $54.0 million in the second quarter of 2010, compared with $37.1 million in the corresponding period in 2009. This increase reflects the acquisition of full U.S. commercialization rights to the product in May 2009, partially offset by declining volumes due to the introduction of generic competition. In the first half of 2010, Wellbutrin XL® revenues were $103.8 million, compared with $57.3 million in the first half of 2009.

The supply of Wellbutrin XL® tablets to GlaxoSmithKline for distribution in Europe and other markets generated revenues of $5.4 million in the second quarter of 2010 and $9.8 million in the first half of 2010, compared with $2.6 million and $5.0 million, respectively, in the prior-year periods.

Biovail’s global tetrabenazine franchise generated second-quarter 2010 revenues of $21.4 million. Launched in the U.S. in November 2008 by Biovail’s marketing partner Ovation Pharmaceuticals, Inc.

(now Lundbeck Inc.), Xenazine® generated second-quarter 2010 revenues of $16.3 million from sales in the U.S., compared with $11.0 million in the prior-year period. Further to the acquisition of the worldwide development and commercialization rights to tetrabenazine in June 2009, Biovail recorded $4.0 million in revenues in the second quarter of 2010 from sales of the product in Europe and around the world. In Canada, Nitoman® generated revenue of $1.2 million in the second quarter of 2010, which is included in Biovail Pharmaceutical Canada’s revenues.

Aplenzin® generated revenues of $2.1 million in the second quarter of 2010, compared with $1.7 million in the prior-year period. Beginning in April 2010, sanofi-aventis US retained a contract sales organization for promotional activity for Aplenzin®.

Revenues for Biovail’s Zovirax® franchise increased to $41.4 million in the second quarter of 2010 and $80.4 million in the first half of 2010, compared with $36.3 million and $69.2 million in the prior-year periods. The increases reflect the impact of price management, partially offset by lower prescription volumes.

Second-quarter 2010 revenues for BPC were $27.9 million, compared with $18.2 million in the prior-year period, an increase of 53%. First-half 2010 revenues for BPC also increased 53% to $51.2 million, compared with $33.5 million in the first half of 2009. This performance reflects the impact of a stronger Canadian dollar, and higher sales volumes for Wellbutrin® XL, Tiazac® XC and Ralivia®, as well as increased demand for Biovail’s genericized Tiazac® product, which is attributable to competitors’ manufacturing issues. In Canadian dollar terms, BPC product sales increased 30% and 29% in the second quarter and first half of 2010, respectively, compared with the corresponding periods of 2009.

Ultram® ER generated revenues of $6.9 million in the second quarter and $14.8 million in the first half of 2010, compared with $16.6 million and $37.2 million in the corresponding periods in 2009. The year-over-year decrease reflects the November 2009 introduction of generic competition to the 100mg and 200mg dosage strengths of the product (which also had some negative impact on sales of the 300mg product). The launch of a generic formulation of Ultram® ER resulted in a 50% reduction in Biovail’s contractual supply price for the 100mg and 200mg dosage-strength products. These factors were partially offset by incremental revenues from the supply of an authorized generic formulation of the 100mg and 200mg dosage strengths.

In the second quarter of 2010, Cardizem® LA generated revenues of $5.4 million, compared with $8.9 million for the corresponding period in 2009. In the first half of 2010, Cardizem® LA generated revenues of $13.0 million, compared with $17.1 million in the first half of 2009. The decreases in sales for the three and six months ended June 30, 2010 reflect lower prescription volumes as a result of the introduction of generic competition (in all dosage strengths except 120mg) in March 2010. The amortization of deferred revenues associated with the May 2005 transaction with Kos Pharmaceuticals, Inc. continues to be reflected in Cardizem® LA revenues at an amount of $3.8 million per quarter.

Legacy products generated revenues of $46.5 million in the second quarter of 2010 and $89.0 million in the first half of 2010, compared with $40.6 million and $81.1 million in the corresponding periods in 2009, respectively. This performance primarily reflects the impact of price increases, which more than offset lower prescription volumes. In addition, sales of generic Tiazac® (distributed by Forest Laboratories, Inc. (“Forest”)) were favourably impacted in the second quarter and first half of 2010 due to competitors’ manufacturing issues.

In March 2010, Biovail Laboratories International SRL (“BLS”) entered into a settlement agreement with Sun Pharmaceutical Industries, Ltd., India, (“Sun”) with respect to patent litigation related to Sun’s Abbreviated New Drug Application for a generic version of Cardizem® CD. Under the terms of the settlement and license agreements, which were submitted to the U.S. Federal Trade Commission and U.S. Department of Justice pursuant to Section 1112(a) of the Medicare Prescription Drug Improvement and Modernization Act of 2003, BLS has granted Sun a non-exclusive license (without the right to sublicense) to distribute various dosage strengths of Sun’s generic formulation of Cardizem® CD in the U.S., upon receipt of regulatory approval from the FDA, subject to certain limitations on the sales quantities of the 360mg dosage strength. Sun will pay BLS a royalty based on net sales of the various dosage strengths of its generic formulation. The license term ends August 8, 2012 — the date the last Cardizem® CD patent expires. To date, Sun has not launched its generic product in any strength.

Product revenue for Biovail’s portfolio of generic products was $26.1 million in the second quarter of 2010, compared with $17.2 million in the second quarter of 2009. In the first half of 2010, Biovail’s generic products generated revenues of $47.2 million, compared with $34.0 million in the first half of 2009, reflecting higher sales of generic Cardizem® CD, which was attributable to competitors’ manufacturing issues and which more than offset lower overall prescription volumes and pricing for other of these products.

Research and development (R&D) revenue was $2.7 million in the second quarter of 2010 and $5.6 million in the first half of 2010, compared with $3.3 million and $7.0 million, respectively, in the prior-year periods. The decrease reflects lower volume of clinical research and laboratory testing services provided to external customers by CRD, partially offset by the positive impact of the strengthening of the Canadian dollar relative to the U.S. dollar. Following the sale of the CRD, revenue generated periodically from other R&D activities is expected to be inconsequential to Biovail’s total revenues.

Royalty and other revenue was $4.8 million in the second quarter of 2010 and $9.5 million in the first half of 2010, compared with $2.6 million and $6.8 million in the corresponding periods in 2009, respectively. The increases are due mainly to royalties earned on sales of generic Tiazac® by Forest and generic Cardizem® CD by other third parties.

Cost of goods sold excluding amortization of intangible assets for the second quarter of 2010 was $63.9 million in the second quarter and $122.8 million in the first half of 2010, compared with $50.1 million and $94.9 million, respectively, in the corresponding periods in 2009. The increases reflect higher revenues in 2010, the increased cost basis for Zovirax®, product mix (including a meaningful contribution from Xenazine® and lower volumes of Ultram® ER in 2010), the impact of lower labour and overhead costs at the Company’s Puerto Rico manufacturing facilities and the negative impact on labour and overhead costs in its Steinbach, Manitoba facility as a result of the strengthening of the Canadian dollar relative to the U.S. dollar.

R&D expenditures were $37.3 million for the second quarter of 2010 and $104.1 million for the first half of 2010, compared with $44.7 million and $59.2 million for the corresponding periods in 2009, respectively. R&D expenditures in the second quarter of 2010 include $10.2 million in IPR&D associated with the license of istradefylline from Kyowa in April 2010. Excluding IPR&D and expenses associated with CRD, R&D expenses were $23.6 million in the second quarter and $36.2 million in the first half of 2010, compared with $10.7 million and $21.8 million, respectively, in the prior-year periods. This increase reflects heightened activity within Biovail’s development pipeline. In the second quarter, BLS terminated development of BVF-324 (tramadol hydrochloride for premature ejaculation) as a result of the reassessment of the commercial opportunity for the product. As a result of the cancellation of this program, direct project spending in the second half of 2010 will be lower than the Company originally anticipated.

Selling, general and administrative (SG&A) expenses for the second quarter of 2010 were $45.1 million, compared with $49.5 million in the second quarter of 2009. SG&A expenses for the first half of 2010 were $88.6 million, compared with $92.7 million in the corresponding period in 2009. Included in SG&A expenses for the second quarter of 2010 were $0.5 million in indemnity obligations to certain former officers, compared with $7.6 million in the second quarter of 2009. On a normalized basis, SG&A expenses in 2010 reflect higher sales and marketing costs, higher compensation expense related to deferred share units, and the negative impact of the strengthening of the Canadian dollar relative to the U.S. dollar.

Amortization expense was $33.3 million in the second quarter of 2010 and $66.6 million in the first half of 2010, compared with $21.8 million and $37.3 million in the second quarter and first half of 2009, respectively. The increase in 2010 reflects the inclusion of amortization expense associated with the acquisitions of the U.S. commercialization rights to Wellbutrin XL® in May 2009 and the worldwide development and commercialization rights to tetrabenazine in June 2009.

Biovail recorded interest expense of $10.0 million in the second quarter and $19.8 million in the first half of 2010, compared with $4.0 million and $4.4 million, respectively, in the prior-year periods. The figures in 2010 reflect cash interest on $350 million in Convertible Notes (issued June 2009) as well as non-cash expenses of $4.2 million in the second quarter and $8.3 million in the first half of 2010, compared with $1.0 million and $1.1 million, respectively in the 2009 period, due to the amortization of debt discounts on the Convertible Notes and on the obligation to Cambridge Laboratories (Ireland) Ltd. (related to the tetrabenazine acquisition in June 2009) and the amortization of deferred financing costs associated with the Convertible Notes and the credit facility.

Cash EPS

Beginning in the first quarter of 2009, Biovail reports Cash EPS with its quarterly financial results, which it calculates as cash flows from operating activities excluding changes in operating assets and liabilities divided by the weighted-average number of shares outstanding. Cash EPS excludes changes in operating assets and liabilities because they are subject to timing variability that could result in fluctuations not reflective of operating results.

In the second quarter of 2010, Cash EPS was $0.54 compared with $0.59 in the second quarter of 2009. Excluding specific items, shown in Table 1 below, Cash EPS was $0.60 in the second quarter of 2010, compared with $0.52 in the second quarter of 2009, an increase of 17%. For more information concerning Cash EPS, please refer below to “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Cash EPS, Cash EPS Excluding Specific Items and EPS Excluding Specific Items have been provided as Biovail believes such measures provide investors with additional information to assist in understanding critical components of Biovail’s financial results and they are useful measures for investors and management that facilitate, on an aggregate and on a per-share basis, respectively, operating comparisons between periods. Such measures do not have any standardized meanings prescribed by GAAP, and are therefore unlikely to be comparable to similar measures presented by other companies. Cash EPS, Cash EPS Excluding Specific Items and EPS Excluding Specific Items are not measures of performance under

GAAP, and should not be considered in isolation of or as a substitute for net income or earnings per share prepared in accordance with GAAP. Biovail has provided a reconciliation of Cash EPS and Cash EPS Excluding Specific Items to GAAP net income and to GAAP EPS in the table below.

Table 1. Reconciliation of Cash EPS and Cash EPS Excluding Specific Items to U.S. GAAP Net Income and EPS

Amounts expressed in thousands of dollars, except per share data

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
GAAP Net Income	33,969	24,090	30,819	63,093
GAAP Diluted EPS	$0.21	$0.15	$0.19	$0.40
Non-cash items:
Depreciation and amortization	40,233	32,089	80,281	58,780
Amortization of deferred revenue	(4,776)	(5,301)	(9,551)	(10,601)
Amortization of discounts on long-term obligations	2,837	564	5,638	564
Amortization, write-down of deferred financing costs	1,332	968	2,644	1,098
Deferred income taxes	700	400	5,000	8,200
Acquired IPR&D	10,242	30,414	61,245	30,414
Impairment charges	392	9,674	547	12,381
Stock-based compensation	1,895	1,334	3,552	3,091
Gain on disposal of investments	—	(344)	—	(338)
Payment of accrued legal settlements	—	—	(5,950)	(6,158)
Addition to accrued legal settlements	—	—	—	241
Other	(154)	192	(676)	169
Total Adjustments	52,701	69,990	142,730	97,841

Diluted EPS Impact of Total Adjustments	$0.33	$0.44	$0.89	$0.62

Cash EPS*	$0.54	$0.59	$1.08	$1.02

Specific Items:
Acquisition-related costs	7,577	5,596	7,577	5,596
Cash restructuring costs	2,835	3,310	3,454	4,658
Gain on auction rate security settlement	—	(22,000)	—	(22,000)
Proxy contest costs	—	629	—	629
Total Specific Items	10,412	(12,465)	11,031	(11,117)

Diluted EPS impact of Specific Items accrued legal settlements	$0.06	$(0.08)	$0.07	$(0.07)

Cash EPS Excluding Specific Items	$0.60	$0.52	$1.15	$0.95

*EPS figures may not add due to rounding

Conference Call

Biovail management will host a conference call and Webcast on Thursday, August 5, 2010, at 8:30a.m. EDT, for Company executives to discuss second-quarter 2010 financial and operational results. Following the discussion, Biovail executives will address inquiries from research analysts.

A live Webcast of this call will be available through the Investor Relations section of Biovail’s Web site at www.biovail.com. To access the call live, please dial 416-695-6617 (Toronto and International callers) and

1-800-355-4959 (U.S. and Canada). Listeners are encouraged to dial in 10 minutes before the call begins to avoid delays.

A replay of the conference call will be available until 7 p.m. EDT on Thursday, Aug 12, 2010, by dialing 416-695-5800 (Toronto and International callers) and 1-800-408-3053 (U.S. and Canada), using access code, 5600465 #.

Caution Regarding Forward-Looking Information and “Safe Harbor” Statement

To the extent any statements made in this release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information within the meaning defined under applicable Canadian securities legislation (collectively, ‘‘forward-looking statements’’).

These forward-looking statements relate to, among other things, our objectives, goals, strategies, beliefs, intentions, plans, estimates and outlook, including, without limitation: the impact of healthcare reform in the U.S. and elsewhere; the anticipated benefits and synergies from the proposed merger with Valeant Pharmaceuticals International and the timing for the closing thereof; the competitive landscape in the markets in which we compete, including, but not limited to, the prescription trends, pricing and the formulary or Medicare/Medicaid utilization and positioning for our products, the opportunities present in the market for therapies for specialty CNS disorders, the anticipated level of demand for our products and the availability or introduction of generic formulations of our products; the expected impact on revenues relating to the disposition of non-core assets; the costs, timing, results, and progress of research and development and regulatory approval efforts; the expected future taxable income in determining any required deferred tax asset valuation allowance; additional expected charges and anticipated annual savings related to ongoing or planned efficiency initiatives; our expected earnings per share; our expected revenue growth and our expected capital expenditures.

Forward-looking statements can generally be identified by the use of words such as ‘‘believe’’, ‘‘anticipate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘will’’, ‘‘may’’, ‘‘target’’, ‘‘potential’’ and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although we have indicated above certain of these statements set out herein, all of the statements in this release that contain forward-looking statements are qualified by these cautionary statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things: the successful execution of our specialty CNS strategy, including our ability to successfully identify, evaluate, acquire, obtain regulatory approval for, develop, manufacture and commercialize pipeline products; the success of preclinical and clinical trials for our drug development pipeline or delays in clinical trials which adversely impact the timely commercialization of our pipeline products; the results of continuing safety and efficacy studies by industry and government agencies; the uncertainties associated with the development, acquisition and launch of new products, including, but not limited to, prescription volumes and trends, the acceptance and demand for new pharmaceutical products, and the impact of competitive products and pricing; our reliance on key strategic alliances, our ability to secure and maintain third-party research, development, manufacturing, marketing or distribution arrangements and securing other development partners for, and to share development costs associated with, certain product development programs; the availability of capital and our ability to generate operating cash flows to support our growth strategy; the continuation of the recent market turmoil, which could result in fluctuations in currency exchange rates and interest rates; our eligibility for benefits under tax treaties and the continued availability of low effective tax rates for the business profits of our principal operating subsidiary; the difficulty of predicting the expense, timing and outcome within our legal and regulatory environment, including, but not limited to, U.S. Food and Drug Administration, Canadian Therapeutic Products Directorate and European regulatory approvals, legal and regulatory proceedings and settlements thereof, the protection afforded by our patents and other intellectual and proprietary property, successful challenges to our generic products, and infringement or alleged infringement of the intellectual property rights of others; the risk that the anticipated benefits and synergies from the proposed merger the Company and Valeant Pharmaceuticals International cannot be fully realized or may take longer to realize than expected and the risk that a condition to closing of the proposed merger may not be satisfied; our ability to establish or acquire a U.S. sales force to support our specialty CNS strategy; our ability to attract and retain key personnel; the reduction in the level of reimbursement for, or acceptance of, pharmaceutical products by governmental authorities, health maintenance organizations or other third-party payors; our ability to satisfy the financial and non-financial covenants of our credit facility and note indenture; our ability to repay or refinance the principal amount under our note indenture at maturity; the disruption of delivery of our products and the routine flow of manufactured goods across the U.S. border; and other risks detailed from time to time in our filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, as well as our ability to anticipate and manage the risks associated with the foregoing.

Additional information about these factors and about the material factors or assumptions underlying such forward looking statements may be found in the body of this release, as well as under Item 1.A. in Biovail’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission (“SEC”). We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to our Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. We undertake no obligation to update or revise any forward-looking statement, except as may be required by law.

About Biovail Corporation

Biovail Corporation is a specialty pharmaceutical company engaged in the formulation, clinical testing, registration, manufacture, and commercialization of pharmaceutical products. The Company is focused on the development and commercialization of medicines that address unmet medical needs in niche specialty central nervous system (CNS) markets. For more information about Biovail, visit the Company’s Web site at www.biovail.com.

For further information, please contact Nelson F. Isabel at 905-286-3000 or send inquiries to ir@biovail.com.

BIOVAIL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(All dollar amounts are expressed in thousands of U.S. dollars, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
REVENUE
Product sales	$231,245	$187,716	$443,278	$353,109
Research and development	2,717	3,255	5,641	6,970
Royalty and other	4,809	2,564	9,487	6,775
	238,771	193,535	458,406	366,854
EXPENSES
Cost of goods sold (exclusive of amortization of intangible assets shown separately below)	63,850	50,057	122,805	94,897
Research and development	37,258	44,692	104,145	59,220
Selling, general and administrative	45,094	49,498	88,607	92,742
Amortization of intangible assets	33,299	21,778	66,599	37,281
Restructuring costs	2,881	11,367	3,494	12,715
Acquisition-related costs	7,577	5,596	7,577	5,596
Legal settlements	—	—	—	241
	189,959	182,988	393,227	302,692
Operating income	48,812	10,547	65,179	64,162
Interest income	234	251	422	585
Interest expense	(9,952)	(4,049)	(19,779)	(4,389)
Foreign exchange gain	667	314	44	721
Impairment loss on debt securities	(392)	(1,617)	(547)	(4,324)
Gain on auction rate security settlement	—	22,000	—	22,000
Gain on disposal of investments	—	344	—	338
Income before provision for income taxes	39,369	27,790	45,319	79,093
Provision for income taxes	5,400	3,700	14,500	16,000
Net income	$33,969	$24,090	$30,819	$63,093

Basic and diluted earnings per share	$0.21	$0.15	$0.19	$0.40

Weighted-average number of common shares outstanding (000s)
Basic	158,510	158,224	158,449	158,222
Diluted	161,019	158,331	160,115	158,301

Cash dividends declared per share	$0.095	$0.090	$0.185	$0.465

BIOVAIL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(All dollar amounts are expressed in thousands of U.S. dollars)

(Unaudited)

	At	At
	June 30	December 31
	2010	2009
ASSETS
Cash and cash equivalents	$176,566	$114,463
Other current assets	237,874	236,177
	414,440	350,640
Marketable securities	9,660	11,516
Property, plant and equipment, net	96,480	103,848
Intangible assets, net	1,263,993	1,335,222
Goodwill	100,294	100,294
Deferred tax assets, net of valuation allowance	115,400	132,800
Other long-term assets, net	29,456	32,724
	$2,029,723	$2,067,044

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$234,236	$256,906
Long-term liabilities	434,804	455,766
Shareholders’ equity	1,360,683	1,354,372
	$2,029,723	$2,067,044

BIOVAIL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All dollar amounts are expressed in thousands of U.S. dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$33,969	$24,090	$30,819	$63,093
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,233	32,089	80,281	58,780
Amortization of deferred revenue	(4,776)	(5,301)	(9,551)	(10,601)
Amortization of discounts on long-term obligations	2,837	564	5,638	564
Amortization and write-down of deferred financing costs	1,332	968	2,644	1,098
Acquired in-process research and development	10,242	30,414	61,245	30,414
Deferred income taxes	700	400	5,000	8,200
Payment of accrued legal settlements	—	—	(5,950)	(6,158)
Addition to accrued legal settlements	—	—	—	241
Stock-based compensation	1,895	1,334	3,552	3,091
Impairment charges	392	9,674	547	12,381
Gain on disposal of investments	—	(344)	—	(338)
Other	(154)	192	(676)	169
Changes in operating assets and liabilities	22,243	3,001	(19,883)	(16,881)
Net cash provided by operating activities	108,913	97,081	153,666	144,053
Net cash used in investing activities	(9,352)	(736,753)	(53,232)	(743,795)
Net cash provided by (used in) financing activities	(25,502)	394,020	(38,204)	334,689
Effect of exchange rate changes on cash and cash equivalents	(385)	876	(127)	424
Net increase (decrease) in cash and cash equivalents	73,674	(244,776)	62,103	(264,629)
Cash and cash equivalents, beginning of period	102,892	297,694	114,463	317,547
Cash and cash equivalents, end of period	$176,566	$52,918	$176,566	$52,918